                                                                   EXHIBIT 10.40


                                                                  EXECUTION COPY


                              SETTLEMENT AGREEMENT

         This Settlement Agreement (the "Agreement") is entered into as of July 26, 2002, by and among The Williams Companies Inc. ("TWC", and, collectively with its direct and indirect subsidiaries, the "TWC Entities"); Williams Communications Group, Inc. ("WCG" and, collectively with its direct and indirect subsidiaries, the "Company" or the "WCG Entities") and CG Austria, Inc. ("CG Austria") each as a debtor and debtor in possession in cases commenced (the "Chapter 11 Cases") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") the official committee of unsecured creditors (the "Committee") appointed in the Chapter 11 Cases; and Leucadia National Corporation ("Leucadia") (collectively, the "Parties").

         WHEREAS, WCG was initially incorporated as a wholly-owned subsidiary of TWC;

         WHEREAS, in September 1999, WCG raised approximately $1.5 billion through an initial public offering and certain private placements of WCG stock;

         WHEREAS, on April 23, 2001, TWC distributed to its shareholders substantially all of its remaining WCG stock pursuant to a tax-free spin-off (the "Spin-Off");

         WHEREAS, prior to the Spin-Off, WCG (i) issued certain unsecured senior redeemable notes in the aggregate amount of $3 billion (the "Senior Redeemable Notes"), approximately $2.45 billion of which is currently publicly held and $550 million of which was acquired (and is currently held) by an indirect wholly-owned subsidiary of WCG in September and October of 2001; (ii) guaranteed the obligations of WCG's wholly-owned operating subsidiary and principal asset, Williams Communications, LLC ("WCL"), under an Amended and Restated Credit Agreement, dated as of September 8, 1999 (as subsequently amended and restated, the "WCL Credit Agreement") (iii) issued a promissory note in the amount of $1.5 billion (the "Senior Reset Note") which was pledged to secure payment of $1.4 billion of notes that were issued by subsidiaries of WCG and guaranteed by TWC;
(iv) incurred obligations of approximately $120 million for various administrative services that were provided by the TWC Entities prior to the Spin-Off (the "Pre-Spin Services Claim") and (v) agreed to reimburse TWC for all amounts paid by TWC in respect of WCL's $750 million lease of a portion of the Company's fiber optic network (the "ADP Claim")

         WHEREAS, in September 2001, following the Spin-Off, TWC provided additional financing to the Company in the form of a sale/leaseback transaction (the "Sale/Leaseback") pursuant to which the Company (i) sold to TWC its headquarters building (the "Headquarters Building"), related real estate, and certain ancillary assets for approximately $276 million in cash, and (ii) agreed to lease that property back from TWC for periods ranging from three to ten years;

         WHEREAS, in the fourth quarter of 2001 and early 2002, as the financial markets in general and the telecom market in particular experienced significant deterioration, the Company began discussing a restructuring of its balance sheet with the lenders (the "Lenders") under the WCL Credit Agreement with the goal of reducing the overall leverage of the Company in order to enhance its financial flexibility;

         WHEREAS, in late February, 2002, certain holders of the Senior Redeemable Notes formed an informal committee ( the "Ad Hoc Committee"), retained legal and financial advisors, and began negotiating with WCG for a comprehensive restructuring of WCG's balance sheet. In addition, the Ad

Hoc Committee's advisors commenced legal and financial diligence with respect to both the Spin-Off and all other relationships and transactions between TWC and the Company;

         WHEREAS, the Ad Hoc Committee had informed the Company that it was essential that a chapter 11 case be commenced within one year of the Spin-Off in order to preserve all defenses and claims with respect to the Spin-Off and the claims that TWC was asserting against the Company;

         WHEREAS, the Lenders had asserted their right to set-off their debt against WCG and WCL and such set-off against the Company's existing cash would have threatened the future viability of the Company;

         WHEREAS, certain members of the Ad Hoc Committee had prepared an involuntary chapter 11 filing against the Company in order to prevent the asserted set-off;

         WHEREAS, all parties worked to negotiate the Restructuring Agreement in order to prevent a set-off followed by extensive litigation or in the alternative, an uncontrolled voluntary or involuntary chapter 11 case;

         WHEREAS, it was not until 8:30 p.m. (EDT) on April 22, 2002 that the Restructuring Agreement was finalized and signed by sufficient parties for it to become effective thus averting both the threatened set-off and the involuntary bankruptcy filing and facilitating the voluntary chapter 11 process for WCG only obviating the necessity for a much more complex WCL bankruptcy case;

         WHEREAS, following extensive negotiations among WCG, the Ad Hoc Committee, and. the Lenders, those parties entered into a certain agreement dated as of April 19, 2002 (the "Restructuring Agreement"), pursuant to which the members of the Ad Hoc Committee and over 90% of the Lenders agreed to support a chapter 11 plan for WCG that provided for (i) the conversion of all of WCG's unsecured debt into the common stock of a reorganized WCG ("New WCG");
(ii) the prepayment of $450 million under the WCL Credit Agreement ($200 million of which was paid upon execution of the Restructuring Agreement, $50 million of which was paid on July 15, 2002, and $200 million of which must be paid as a condition to consummation of WCG's chapter 11 plan) so that the Company's obligations to the Lenders will be reduced to $525 million upon the completion of the restructuring process; (iii) the continued operation of WCL outside of bankruptcy, to minimize any negative impact of the Company's balance sheet restructuring on WCL's customers, vendors, suppliers, employees, or the communities in which WCL does business;

         WHEREAS, the Restructuring Agreement requires, among other things, that
(i) WCG obtain $150 million in new capital (the "New Investment") to supplement the Company's cash resources upon emergence from chapter Il, and (ii) the Debtors have consummated their chapter 11 plan by October 15, 2002;

         WHEREAS, on April 22, 2002, the Debtors commenced these chapter 11 cases for the purposes of restructuring their financial affairs on terms consistent with the Restructuring Agreement;

         WHEREAS, as of the petition date, the Company's (i) secured indebtedness consisted of approximately $775 million owed to the Lenders under the WCL Credit Agreement and (ii) funded unsecured indebtedness owed to third parties totaled approximately $5.5 billion, including (a) approximately $2.45 billion account of the Senior Redeemable Notes; (b) $1.5 billion owed under the Senior Reset Note; (c) approximately $750 million owed with respect to the ADP Claim; (d) approximately $120 million owed with respect to the Pre-Spin Services Claim; (e) various unliquidated obligations owed to TWC arising from certain post-Spin-Off arrangements between the Company and TWC; and (1) approximately $275 million owed to TWC under the Sale/Leaseback;

         WHEREAS on May 1, 2002, the Committee was appointed (and was comprised of a majority of members who were former members of the Ad Hoc Committee) and retained the same legal and financial advisors as had been utilized by the Ad Hoc Committee;

         WHEREAS, TWC, on behalf of all of the TWC Entities, has asserted various rights and claims against the Company, including, without limitation,
(i) not less than $2.3 billion in obligations owed by WCG as a consequence of certain guarantees, services provided, and other financial accommodations, including the Senior Reset Note, the ADP Claim, and Pre-Spin Services Claim; and
(ii) the right to act on defaults under the Sale/Leaseback that entitle TWC to evict the Company from the Headquarters Building and repossess those premises and other assets subject to the Sale/Leaseback

         WHEREAS, the Committee has asserted that the Company and its creditors may have various claims against TWC, and rights, remedies, defenses, and offsets with respect to the claims asserted by TWC, which, if successful, could result in a recovery against TWC or the reduction, disallowance, subordination, recharacterization, or elimination of some or all of TWC's claims;

         WHEREAS, the litigation of the disputes between and among the Company, TWC, and the Committee would be complex and expensive and could delay or otherwise impair the Debtors' ability to emerge from chapter 11 in a timely fashion;

         WHEREAS, Leucadia is willing to provide $150 million in new equity capital to satisfy the requirement that the New Investment be obtained and, as more fully set forth in the Leucadia Claims Purchase Agreement (as such term is hereinafter defined), to purchase certain of TWC's claims for a cash payment of $180 million to TWC, so that upon WCG's emergence from chapter 11, (i) TWC will forego the distribution of the stock of New WCG (the "New WCG Common Stock") to which TWC otherwise would be entitled on account of its claims against WCG, and will release all claims and causes of action against the WCG Entities and the WCG Indemnitees (as such term is hereinafter defined), except those arising under the Plan and this Agreement; (ii) Leucadia will own 45% of the New Common Stock; and (iii) WCG's unsecured creditors (other than TWC) will own the remaining 55% of the New Common Stock (with Leucadia and the unsecured creditors' ownership shares subject to dilution from the issuance of additional shares of up to 2% of the New WCG Common Stock to support a portion of a channeling injunction contained in the Plan (as such term is hereinafter defined));

         WHEREAS, Leucadia's willingness to make the New Investment and purchase the TWC claims is conditioned on (i) the Parties' entry into, and the Bankruptcy Court's approval of, this Agreement, which provides for the settlement of all disputes between the Company, the Committee, and the TWC Entities, on the terms and conditions set forth herein and in the related agreements annexed hereto and made a part hereof; (ii) the implementation of the transactions contemplated hereby (including the repurchase of the Headquarters Building and related assets for $50 million in cash and a $100 million mortgage) and (iii) the confirmation and consummation of the Plan, including the entry of a channeling injunction as set forth herein;

         WHEREAS, the Parties wish to settle and compromise the disputes and issues between and among them on the terms set forth herein in order to avoid the expense, delay, uncertainty, and risks of litigation, and to enable the New Investment to be consummated so that the Debtors can emerge successfully from chapter 11;

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby consent and agree as follows:

                  I. TWC Settlement Transactions. Upon the occurrence of the Plan Effective Date, and subject to the satisfaction or waiver of all conditions thereto and the consummation of each of the transactions contemplated hereby, all disputes and issues between the WCG Entities and the TWC Entities shall be settled and compromised as follows:

              (a) Treatment of the TWC Assigned Claims. The Causes of Action
                  arising under the Senior Reset Note, the ADP Claims, and the Pre-Spin Services Claims (the "TWC Assigned Claims") shall be treated as follows:

                  (i) The TWC Assigned Claims shall be Allowed Claims that are valid and enforceable against WCG in an aggregate amount equal to $2.36 billion and not subject to any defense, offset, reduction, objection, subordination, recharacterization, or any other Cause of Action that would reduce, delay, or impede any right of the holder thereof to receive distributions tinder the Plan on the Plan Effective Date;

                  (ii) In accordance with the terms of the Leucadia Claims Purchase Agreement, TWC shall sell, and Leucadia shall purchase the TWC Assigned Claims in exchange for Leucadia's payment to TWC of $180 million in Cash;

                  (iii) In respect of the TWC Assigned Claims, Leucadia shall receive 24.55% of the New WCG Common Stock issued under the Plan (subject to reduction to 23.55% by the issuance of up to 2% of additional New WCG Common Stock to the extent such stock is issued to holders of Liquidated Securities Holder Claims from the Securities Holder Channeling Fund pursuant to the Securities Holder Channeling Fund Distribution Procedures) free and clear of all liens, claims, encumbrances, and rights of any third parties (the "Leucadia Claims Distribution") and

                  (iv) Except for the distribution of the Leucadia Claims Distribution to Leucadia, all other Causes of Action against the WCG Entities and the WCG Indemnitees in respect of the TWC Assigned Claims shall be deemed to be waived, released, and discharged, and TWC shall forego the TWC Contributed Distribution for the benefit of general unsecured creditors of WCG under the Plan (i.e., the holders of Allowed Class 5 Senior Redeemable Notes Claims and Allowed Class 6 Other Unsecured Claims).

              (b) The Building Purchase. In accordance with the Building
                  Purchase Agreement, WHBC shall transfer and convey the Building Purchase Assets to WTC for (i) $50 million in Cash (subject to an adjustment for certain unfunded obligations owed by TWC as set forth in the Building Purchase Agreement), and (ii) the execution and delivery of (A) a 10-year promissory note made payable (with full recourse) by WTC and New WCG (as co-makers) and guaranteed by WCL in the original principal amount of $100 million (subject to reduction upon certain Dispositions as provided in the Building Purchase Agreement), with interest at the rate of 7% per annum and principal to be amortized on the basis of a 30-year schedule, such note to be in a form mutually agreed upon by the Debtors, TWC, the Committee, and Leucadia (the "Building Purchase Note") and (B) various documents, instruments, agreements and mortgages granting to WHBC a first lien and security interest in and to all Building Purchase Assets to secure payment of the Building Purchase Note, all of which shall be in a form to be mutually agreed upon by the Debtors, TWC, the Committee, and Leucadia (the "Building Purchase Collateral Documents"). In connection with the closing of the Building Purchase Agreement, the Lenders shall be granted a fully subordinated, second priority lien on the Building Purchase Assets, the terms of which shall be mutually agreed upon by the Debtors,

                  TWC, Leucadia, the Committee and the Administrative Agent (the "Lender Second Mortgage").

              (c) The TWC Continuing Contracts. The TWC Continuing Contracts and
                  all Causes of Action thereunder (the "TWC Continuing Contract Claims") shall be treated as follows:

                  (i) Pursuant to section 365 of the Bankruptcy Code, WCG shall assume and assign to New WCG, and CG Austria shall assume, each TWC Continuing Contract to which it is a party;

                  (ii) The applicable WCG Entities (other than WCG and CG Austria) that are parties to any TWC Continuing Contract shall reaffirm their obligations thereunder as of the Plan Effective Date and, except as set forth in Section 1 (d)(iv) of this Agreement, all such obligations shall be unaffected by the Chapter 11 Cases;

                  (iii) Any and all Causes of Action arising under the TWC
                        Continuing Contracts prior to the Plan Effective Date shall be deemed to be satisfied, and all defaults occurring prior to the Plan Effective Date, shall be deemed to be cured, by the WCG Entities' payment in Cash in full on the Plan Effective Date of the (A) amounts set forth in Exhibit 6 hereto, if any, plus (B) any net unpaid amounts that become due during the period from June 30, 2002 through the Plan Effective Date; and

                  (iv) The TWC Continuing Contracts shall be modified as described in Exhibit 6 hereto.

              (d) Additional Settlement Transactions. The following additional transactions shall occur:

                  (i) The Tax Sharing Agreement, dated September 30, 1999, by and between TWC and WCG, as amended and restated from time to time, shall be cancelled and all Causes of Action arising thereunder among the TWC Entities, on the one hand, and the WCG Entities, on the other hand, shall be forever waived, released, and discharged;

                  (ii) WCG shall assume and assign to New WCG the agreement attached hereto as Exhibit 7 setting forth the terms on which TWC and New WCG (as successor to WCG) will cooperate with each other regarding tax matters arising on or prior to April 23, 2001 (the "Tax Cooperation Agreement")

                  (iii) WCG shall assume and assign to New WCG the Trademark
                        License Agreement, dated April 23, 2001, by and between TWC and WCG, providing that the rights of New WCG (as successor to WCG) under the Trademark License Agreement shall terminate on the second anniversary of the Plan Effective Date (as amended by Exhibit 8 hereto, the "License Amendment")

                  (iv) WCG shall assume and assign to New WCG the agreement attached hereto as Exhibit 9 under which TWC is assigning its rights with respect to the "WilTel" trademark (the "WilTel Assignment")

                  (v) The Amended and Restated Indemnification Agreement, dated April 23, 2001, by and between TWC and WCG, as amended and restated from time to time, shall be cancelled and all Causes of Action arising thereunder among the TWC Entities, on the one hand, and the WCG Entities, on the other hand, shall be forever waived, released, and discharged;

                  (vi) WCG shall assume and assign to New WCG the agreement attached hereto as Exhibit 10 setting forth the terms on which New WCG (as successor to WCG) shall indemnify TWC with respect to certain outstanding guarantees issued by TWC in respect of certain obligations of the WCG Entities (the "Guaranty Indemnification Agreement") and

                  (vii) WCG and/or New WCG, as applicable, shall execute and deliver such consents and other documents or instruments as shall be reasonably necessary to effect the assignment of the Senior Reset Note to Leucadia as contemplated by the Leucadia Claims Purchase Agreement.

              (e) Mutual Releases. The following releases shall be exchanged and become binding and effective:

                  (i) (A) Except for Causes of Action arising under this Agreement, the TWC Continuing Contracts, the Plan, or the Plan Documents, each TWC Released Party shall forever waive, release, and discharge any and all Causes of Action against any and all of the WCG Entities and the WCG Indemnitees that are based in whole or in part on any act, omission, event, condition, or thing in existence or that occurred in whole or in part prior to the Plan Effective Date, and (solely, with respect to the WCG Indemnitees) arising out of or relating in any way to a WCG indemnitee's relationship with, or transactions involving a WCG Entity; and (B) TWC, on behalf of itself and the other TWC Entities, (I) represents that the TWC Entities have not sold, conveyed, assigned, or in any other way transferred the Causes of Action to be released in the immediately preceding clause (l)(e)(i)(A); and (H) agrees that the TWC Entities will not sell, convey, assign, or in any other way transfer such Causes of Action prior to the effectiveness of such releases.

                  (ii) (A) Except for Causes of Action arising under this Agreement, the TWC Continuing Contracts, the Plan, or the Plan Documents, the Committee, each WCG Entity, and each WCG Indemnitee shall forever waive, release, and discharge any and all Causes of Action against any and all TWC Released Parties that is based in whole or in part on any act, omission, event, condition, or thing in existence or that occurred in whole or in part prior to the Plan Effective Date and arising out of or relating in anyway to a WCG Entity or its present or former assets, or a TWC Released Party's relationship with, or transactions involving a WCG Entity or its present or former assets; and (B) WCG, on behalf of itself and the other WCG Entities (1) represent that the WCG Entities have not sold, conveyed, assigned, or in any other way transferred the Causes of Action to be released in the immediately preceding clause (1)(e)(ii)(A); and (II) agree that the WCG Entities will not sell, convey, assign, or in any other way transfer such Causes of Action prior to the effectiveness of such releases.

                  2. The New Investment. Upon the occurrence of the Plan Effective Date, and subject to the satisfaction or waiver of all conditions thereto and the consummation of each of the transactions contemplated hereby, Leucadia shall invest $150 million in Cash in New WCG and, in exchange therefor, shall receive 20.45% of the New WCG Common Stock to be issued under the Plan (the "Leucadia Investment Distribution") in accordance with the terms of the Leucadia Investment Agreement. By signing below, the Committee hereby agrees that the terms and conditions of the Leucadia Investment are acceptable to the Committee for purposes of Section 11(a) of the Restructuring Agreement.

                  3. Treatment of Unsecured Claims. Upon the occurrence of the Plan Effective Date, and subject to the satisfaction or waiver of all conditions thereto and the consummation of each of the transactions contemplated hereby, each holder of an Allowed Class 5 Senior Redeemable Notes Claim and a Class 6 Other. Unsecured Claims (other than the Senior Redeemable Notes acquired by CGI, which shall be deemed cancelled under the Plan) shall receive a Pro Rata Share of 55% of the New WCG Common Stock issued under the Plan (subject to reduction to 51.3% by (a) the issuance of additional New WCG Common Stock to the extent such stock is issued to holders of Liquidated Securities Holder Claims from the Securities Holder Channeling Fund pursuant to the Securities Holder Channeling Fund Distribution Procedures and (b) the issuance of New WCG Common Stock to certain members of the Ad

Hoc Committee that executed the Restructuring Agreement) (the "Unsecured Creditor Distribution").

                  4. Channeling Injunction. It is an essential element of, and a condition to the effectiveness of, this Agreement and the Plan that the Confirmation Order shall contain an injunction (the "Channeling Injunction")

              (a) providing that (i) all Class 5/6 Channeled Actions shall be channeled to and fully and completely satisfied as a result of the TWC Contributed Distribution and the other consideration provided by the TWC Entities hereunder; and (ii) all Securities Holder Channeled Actions shall be channeled to and fully and completely satisfied from the Securities Holder Channeling Fund; and

              (b) enjoining (except as may be required for recovery from officer/director insurance policies of the Company) the holders of Class 5/6 Channeled Actions and Securities Holder Channeled Actions from:

                  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against a TWC Settlement Releasee or its direct or indirect successor in interest (including, without limitation, all suits, actions, and proceedings that are pending as of the Plan Effective Date, which must be withdrawn or dismissed with prejudice), except as may be set forth in the Securities Holder Channeling Fund Distribution Procedures;

                  (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against a TWC Settlement Releasee or its assets or property, or its direct or indirect successor in interest, or any assets or property of such transferee or successor,

                  (iii) creating, perfecting or otherwise enforcing in any
                        manner, directly or indirectly, any lien against a TWC Settlement Releasee or its assets or property, or its indirect or indirect successors in interest, or any assets or property of such transferee or successor,

                  (iv) asserting any set-off, right of subrogation or recoupment of any kind, directly or indirectly against any obligation due to a TWC Settlement Releasee or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor; and

                  (v) proceeding in any manner that does not conform or comply with the provisions of the Plan (including the Securities Holder Channeling Fund Distribution Procedures), the Approval Order or this Agreement.

                  5. The Settlement Motion: the Plan; TWC Approval Rights. Promptly after the execution and delivery of this Agreement by the Parties, (a) the Debtors and the Committee shall (i) file with the Bankruptcy Court a joint motion seeking entry of the Approval Order, and (ii) use their commercially reasonable efforts to obtain entry of the Approval Order, and (b) the Debtors, the Committee, and Leucadia shall (i) file with the Bankruptcy Court the Plan, and (ii) use their commercially reasonable efforts to confirm and consummate the Plan. From and upon the execution of this Agreement, without the prior written consent of TWC (a) the Plan may not be modified or amended (including, without limitation, pursuant to Section 8.3 and 8.13 of the Plan), and (b) the conditions to confirmation of the Plan and the occurrence of the Plan Effective Date (including, without limitation, those conditions set forth in Article IV of the Plan) may not be waived.

                  6. Committee Encouragement Efforts. The Committee shall use commercially reasonable efforts to encourage holders of Claims in Classes 5 and 6 under the Plan to (a) support the Plan; (b) support, and not oppose, entry by the Bankruptcy Court of the Approval Order; and (c) subject to the Bankruptcy Court's entry of an order approving a disclosure statement with respect to the Plan as containing "adequate information" as required by section 1125 of the Bankruptcy Code, vote to accept the Plan.

                  7. Non-Interference. The Committee, Leucadia, and TWC shall not (a) take any action that would delay entry of the Approval Order or the confirmation and consummation of the Plan; (b) solicitor encourage offers or proposals, or entertain or engage in discussions with respect to any unsolicited offer or proposal, or enter into any agreements, arrangements, or understandings relating to any other chapter 11 plan with respect to WCG or enter into any transaction involving the WCG Entities or their assets that would reasonably be expected to be inconsistent with this Agreement, the Plan, or the transactions contemplated hereby; (c) consent to, support, or participate in any formulation of a chapter 11 plan for WCG other than the Plan; (d) encourage or support in any fashion any person to (i) object to the entry of the Approval Order, or (ii) vote against or object to the Plan; or (e) take any action directly or indirectly for the purpose of delaying, preventing, frustrating, or impeding entry of the Approval Order, or acceptance, confirmation, and consummation of the Plan; provided, however, nothing herein shall prevent the Committee from taking such actions as it determines in good faith to be necessary under applicable law to fulfill its fiduciary duties in the event it receives a Notice Concerning Negotiations; provided further, that nothing herein shall prevent the Committee from informing itself in connection with the good faith exercise of its fiduciary duties. Leucadia and the Company each agrees to promptly give written notice to the Committee with a copy to TWC (with such notice being herein referred to as a "Notice Concerning Negotiations", and with the giving of such notice being deemed not to be a breach of the Settlement Agreement or any related agreement) in the event that, in its good faith judgment (i) the negotiations with the Lenders to obtain their consents in connection with the transactions contemplated by the Settlement Agreement and the Plan are unlikely to be successful or (ii) neither the negotiations with SBC to obtain its consent, nor the efforts to obtain a court order providing that SBC does not have the right to terminate its agreements with the Company, in connection with the transactions contemplated by the Settlement Agreement and the Plan is likely to be successful.

                  8. TWC to Accept the Plan. Subject to the Bankruptcy Court's entry of an order approving a disclosure statement with respect to the Plan as containing "adequate information" as required by section 1125 of the Bankruptcy Code, TWC shall vote the TWC Assigned Claims to accept the Plan.

                  9. Authority. Subject only to such approval of the Bankruptcy Court as is required with respect to the Debtors entry herein, each signatory to this Agreement warrants that it has the authority to execute this Agreement on behalf of the Party noted; provided, however, that the Parties hereto acknowledge that (a) the Company has not obtained such waivers or consents, if any, that may be required under the WCL Credit Agreement to implement the transactions contemplated by this Agreement; and (b) none of the Parties hereto (including the Debtors) will assert or use this Agreement or its approval by the Bankruptcy Court as waiving or otherwise annulling or satisfying any requirement under the WCL Credit Agreement that such waivers or consents as are required to implement the transactions contemplated by this Agreement be obtained.

                  10. Binding Effect Subject only to approval of the Bankruptcy Court with respect to the Debtors' obligations under Section 1, the provisions of this Agreement are binding on and inure to the benefit of the Parties to this Agreement and to each Party's respective successors and assigns.

                  11. Fiduciary Duties. Based on the facts and circumstances known to WCG and the

Committee as of the date hereof, WCG and the Committee acknowledge that their entry into this Agreement and the consummation of the compromises and settlements contemplated hereby are within the exercise of their respective fiduciary duties. Notwithstanding the foregoing, nothing in this Agreement, including in Sections 6 or 7 or in the preceding sentence, shall impair or prevent the Debtors or the Committee from exercising their fiduciary duties and taking such steps as each may determine in good faith to be necessary under applicable law to fulfill such duties. Without limiting by implication the generality of the forgoing, the Parties acknowledge that the Committee has retained conflicts counsel to advise it with regard to certain issues, and that the acknowledgment by the Committee in the next preceding sentence is qualified to the extent of any contrary advice of such counsel with respect to such issues and that the agreements of the Committee in Sections 6 and 7 of this Agreement are subject to any actions which the Committee determines in good faith to be necessary under applicable law to fulfill its fiduciary duties based on the advice of such counsel with respect to such issues.

                  12. Governing Law: Jurisdiction. This Agreement will be governed by the laws of the State of New York, without regard to its conflicts of laws principles. Each of the Parties irrevocably (a) submits and consents in advance to the exclusive jurisdiction of the Bankruptcy Court for the purpose of any action or proceeding in which any WCG Entity is a party arising out of or relating to this Agreement; (b) agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in such court; and (c) waives any objection that such Party may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens. To the extent that any action or proceeding among the Parties, other than a WCG Entity, arising out of or relating to this Agreement is commenced, those Parties (and not the WCG Entities) hereby irrevocably and unconditionally submit to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof.

                  13. Entire Agreement This Agreement, the Exhibits hereto, and the applicable provisions in the Plan constitute the complete and entire agreement between the Parties with respect to the matters contained in this Agreement, and supersedes all prior agreements, negotiations, and discussions between the Parties, with respect thereto; provided, however, that nothing in this Agreement shall (a) be deemed to have modified or superseded the TWC Plan Support Agreement and the Restructuring Agreement; or (b) be a waiver or release of any Party from any disclosure or other obligation or restriction regarding the sale, purchase, assignment, or other trading in claims against any of the WCG Entities, which must be the subject of a separate agreement and otherwise conform to any orders that may be entered by the Bankruptcy Court.

                  14. Non-Reliance. Each of the Parties acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those terms and provisions expressly set forth in this Agreement, the Exhibits hereto, and the applicable provisions in the Plan.

                  15. Amendment. It is expressly understood and agreed that this Agreement may not be altered, amended, waived, modified or otherwise changed in any respect or particular whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever.

                  16. No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of the TWC Entities, the WCG Entities, or the WCG Indemnitees of any claim or any fault or liability or damages whatsoever. Each of them denies any and all wrongdoing or liability of any kind, and does not concede any infirmity in the claims or defenses which it has asserted or would assert.

                  17. Termination. This Agreement and all of the provisions hereof (and of the Approval Order), including, without limitation, the allowance of the TWC Assigned Claims, shall terminate

              (a) automatically if the Plan Effective Date has not occurred on or before February 28, 2003; or

              (b) by written notice of any Party to this Agreement to the other
                  Parties (i) if the Plan is withdrawn pursuant to Section 8.4 of the Plan; (ii) if confirmation of the Plan is denied by Final Order, or (iii) if either of the Leucadia Investment Agreement or the Leucadia Claims Purchase Agreement is terminated by its terms.

Upon such termination, this Agreement shall be of no further force or effect, nothing in this Agreement shall survive, and all matters, rights, and Causes of Action between and among the Parties shall be restored as if they had not negotiated and entered into this Agreement, it being understood that nothing in this Section 17 is intended to nor shall it (i) alter the rights of the Parties accruing under other agreements, including but not limited to the Leucadia Investment Agreement and the Leucadia Claims Purchase Agreement (irrespective of whether any such other agreements have also been terminated according to their terms), or (ii) relieve any Party for any breach of this Agreement.


                            [Signature Pages Follow]

WILLIAMS COMMUNICATIONS GROUP, INC.         THE OFFICIAL COMMITTEE OF UNSECURED
                                            CREDITORS


/s/ HOWARD E. JANZEN
By:  Howard E. Janzen

                                            ------------------------------------
                                            By:
                                               ---------------------------------
ITS: PRESIDENT AND CEO                      Its:
                                                --------------------------------


CG AUSTRIA, INC.                            LEUCADIA NATIONAL CORPORATION

/s/ HOWARD E. JANZEN
By:  Howard E. Janzen

                                            ------------------------------------
                                            By:
                                               ---------------------------------
ITS: PRESIDENT & CEO                        ITS:
                                                --------------------------------


                                            THE WILLIAMS COMPANIES, INC.

                                            ------------------------------------
                                            By:
                                               ---------------------------------
                                            Its:
                                                --------------------------------

WILLIAMS COMMUNICATIONS GROUP, INC.         THE OFFICIAL COMMITTEE OF UNSECURED
                                              CREDITORS BY: R(2) INVESTMENTS,
                                               LPC;
                                              BY: AMALGAMATED GADGET, L.P., AS
                                                  INVESTMENT MANAGER;
                                              BY: SCEPTOR HOLDINGS, INC., ITS
-----------------------------------               GENERAL PARTNER
BY:                                               BY: /s/ DAVID GILLESPIE
   --------------------------------               Its: Chairperson
Its:
    -------------------------------

CG AUSTRIA, INC.                            LEUCADIA NATIONAL CORPORATION

-----------------------------------         ------------------------------------
By:                                         By:
   --------------------------------            ---------------------------------
Its:                                        Its:
    -------------------------------             --------------------------------



                                            THE WILLIAMS COMPANIES, INC.


                                            ------------------------------------
                                            By:
                                               ---------------------------------
                                            Its:
                                                --------------------------------

WILLIAMS COMMUNICATIONS GROUP, INC.         THE OFFICIAL COMMITTEE OF UNSECURED
                                            CREDITORS


-----------------------------------         ------------------------------------
By:                                         By:
   --------------------------------            ---------------------------------
Its:                                        Its:
    -------------------------------             --------------------------------


CG AUSTRIA, INC.                            LEUCADIA NATIONAL CORPORATION

                                            /s/  Barbara L. Lowenthal
-----------------------------------         ------------------------------------
By:                                         By:  Barbara L. Lowenthal
   --------------------------------
ITS:                                        Its: Vice President
    -------------------------------



                                            THE WILLIAMS COMPANIES, INC.

                                            ------------------------------------
                                            By:
                                               ---------------------------------
                                            Its:
                                                --------------------------------

WILLIAMS COMMUNICATIONS GROUP, INC.         THE OFFICIAL COMMITTEE OF UNSECURED
                                            CREDITORS


-----------------------------------         ------------------------------------
By:                                         By:
   --------------------------------            ---------------------------------
Its:                                        Its:
    -------------------------------             --------------------------------


CG AUSTRIA, INC.                            LEUCADIA NATIONAL CORPORATION

-----------------------------------         ------------------------------------
By:                                         By:
   --------------------------------            ---------------------------------
Its:                                        Its:
    -------------------------------             --------------------------------


                                            THE WILLIAMS COMPANIES, INC.

                                            /s/ JACK D. McCARTHY
                                            By: JACK D. McCARTHY
                                               ---------------------------------
                                            Its: SENIOR VICE PRESIDENT -
                                            FINANCE, CHIEF FINANCIAL OFFICER

                 Glossary of Settlement Agreement Defined Terms

Capitalized terms used in this Agreement herein shall have the meanings set forth in the Plan, unless otherwise defined in the recitals to this Agreement or as follows:

     (a) "Agreement" means this Settlement Agreement and all agreements that are Exhibits hereto.

     (b) "Approval Order" means an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Parties, authorizing the Debtors' entry into this Agreement and approving the settlements and transactions contemplated hereby pursuant to Bankruptcy Rule 9019.

     (c) "Building Purchase Agreement" means the agreement dated as of July 26, 2002, a true and correct copy of which is annexed hereto as
            Exhibit 4, pursuant to which, as a component of the TWC Settlement, WTC shall purchase, the Building Purchase Assets from WHBC.

     (d) "Building Purchase Assets" means all of the real and personal property being acquired by WTC pursuant to the Building Purchase Agreement, including the Headquarters Building.

     (e) "Building Purchase Collateral Documents" shall have the meaning set forth in Section (l)(b) of this Agreement.

     (f)    "Building Purchase Note" shall have the meaning set forth in Section
            (l)(b) of this Agreement.

     (g) "Channeling Injunction" shall have the meaning set forth in Section 4 of this Agreement.

     (h) "Class 5/6 Channeled Actions" means all Causes of Action of holders of Class 5 Senior Redeemable Notes Claims and Class 6 Other Unsecured Claims, acting in such capacity, against a TWC Releasee or a WCG Indemnitee (except for Causes of Action to enforce any obligation of a TWC Releasee or WCG Indemnitee under the Plan, a Plan Document, or this Agreement) that is based in whole or in part on any act, omission, event, condition, or thing in existence or that occurred in whole or in part prior to the Plan Effective Date.

     (i) "Guaranty Indemnification Agreement" shall have the meaning set forth in Section (I)(d)(vi) of this Agreement.

     (j) "Lender Second Mortgage" shall have the meaning set forth in Section 1(b) of this Agreement.

     (k) "Leucadia Claims Purchase Agreement" means that certain Purchase and Sale Agreement dated as of July 26, 2002, a true and correct copy of which is annexed hereto as Exhibit 3, pursuant to which, as a component of the TWC Settlement, Leucadia has agreed to purchase, and TWC has agreed to sell, certain rights associated with the TWC Assigned Claims for $180 million in Cash.

     (1) "Leucadia Investment Agreement" means the agreement and all related exhibits and agreements dated as of July 26, 2002, a true and correct copy of which is annexed hereto as Exhibit 2, by and between WCG, WCL, and Leucadia, pursuant to which, as a component of the TWC Settlement, Leucadia shall make the New Investment.

     (m) "Leucadia Claims Distribution" shall have the meaning set forth in Section (1 )(a)(iii) of this Agreement.

     (n) "Leucadia Investment Distribution" shall have the meaning set forth in Section 2 of this Agreement.

     (o)    "License Amendment" shall have the meaning set forth in Section
            (1)(d)(iii) of this Agreement.

     (p) "Liquidated Securities Holder Claim" means a Securities Holder Claim that becomes entitled to recovery from the Securities Holder Channeling Fund pursuant to the Securities Holder Channeling Fund Distribution Procedures.

     (q) "Plan" means the First Amended Joint Chapter 11 Plan with Respect to the Debtors, dated July 26, 2002, a true and correct copy of which is attached hereto as Exhibit 1.

     (r) "Plan Effective Date" means the date upon which the transactions contemplated in the Plan are consummated, which shall be a Business Day selected by the Debtors, with the consent of the Committee, Leucadia, and TWC, after the first Business Day (i) which is ten
            (10) days after the date the Confirmation Order has been entered,
            (ii) on which the Confirmation Order is not stayed, and (iii) on which all conditions to the entry of the Confirmation Order and the occurrence of the Plan Effective Date have been satisfied or waived.

     (s) "Proportional Share" means the proportion that the amount of an Allowed Claim bears to the aggregate of all Allowed Claims in Classes 4, 5, and 6 under the Plan.

     (t) "SBC" means SBC Communications, Inc. and each of its direct and indirect subsidiaries.

     (u) "SBC Consent" means the consent by SBC to (a) the transactions contemplated by the Leucadia Investment Agreement and the Leucadia Claims Purchase Agreement; (b) the transactions contemplated by the Plan; and (c) the Spin-Off, in form and substance reasonably satisfactory to the Committee, Leucadia and WCG.

     (v) "Securities Holder" means all current and former holders of securities issued by the WCG Entities (and all options, agreements, and derivatives thereof) acting in such capacity; provided, however, that "Securities Holder" shall not include holders of Allowed Claims in Classes 5 and 6 under the Plan, acting in such capacity.

     (w) "Securities Holder Channeled Actions" means all Causes of Action of a Securities Holder against a WCG Indemnitee that is based in whole or in part on any act, omission, event, condition, or thing in existence or that occurred in whole or in part prior to the Plan Effective Date.

     (x) "Securities Holder Channeling Fund" means (i) the right to receive up to 2% of the New WCG Common Stock (on a fully-diluted basis), to the extent that holders of Securities Holder Channeled Actions become entitled to receive such stock pursuant to the Securities Holder Channeling Fund Distribution Procedures; and/or (ii) such recoveries that can be obtained from officer/director liability insurance policies of the Company that cover officers and directors of the Company or the Company's obligations to indemnify its officers and directors.

     (y) "Securities Holder Channeling Fund Distribution Procedures" means those procedures set forth in a Plan Document for distributions from the Securities Holder Channeling Fund providing, among other things, that all recoveries from the Securities Holder Channeling Fund shall be pro rata based on the ratio that a particular Liquidated Securities Holder Action bears to all Liquidated Securities Holder Actions.

     (z) "Settlement Contracts" means the Building Purchase Agreement, the Building Purchase Note, the Building Purchase Collateral Documents, the License Amendment, the Tax Cooperation Agreement, the Guaranty Indemnification Agreement, and the WilTel Assignment.

     (aa) "Tax Cooperation Agreement" shall have the meaning set forth in Section (1)(d)(ii) of this Agreement.

     (bb)   "TWC Assigned Claims" shall have the meaning set forth in Section
            (l)(a) of this Agreement.

     (cc) "TWC Continuing Contracts" means the contracts listed on Exhibit 5 and the contracts attached hereto as Exhibits 4, 6, 7, 8, 9, and 10.

     (dd) "TWC Continuing Contract Claims" shall have the meaning set forth in Section (l)(c) of this Agreement.

     (ee) "TWC Contributed Distribution" means (i) the amount of New WCG Common Stock TWC would otherwise be entitled to recover on account of the face amount of the TWC Assigned Claims (i.e., the Proportional Share attributable to the TWC Assigned Claims) minus
            (ii) the Leucadia Claims Distribution.

     (ff) "TWC Released Parties" means the TWC Entities and each of their respective present and former directors, managers, officers, employees, agents, attorneys, advisors and accountants, acting in such capacity.

     (gg) "TWC Settlement" means all of the compromises and transactions contemplated by this Agreement.

     (hh) "TWC Settlement Releasee" means a TWC Released Party or a WCG Indemnitee, in each case as the context requires.

     (ii) "Unsecured Creditor Distribution" shall have the meaning set forth in Section 3 of this Agreement.

     (jj) "WCG" shall have the meaning ascribed thereto in the opening paragraph of this Agreement.

     (kk) "WCG Entities" means WCG and each of its direct and indirect subsidiaries.

     (ll) "WCG Indemnitee" means each of the present and former directors, managers, officers, employees, agents, attorneys, advisors, and accountants of the WCG Entities, acting in such capacity, excluding Persons who serve or served as officers of SBC Communications, Inc., or any of its subsidiaries, to the extent such Persons possessed conflicts of interest with respect to the WCG Entities while acting as directors of WCG in connection with the spin-off of WCG from TWC, provided, however, that if the SBC Consent shall have been obtained, then such officers of SBC shall be deemed to be WCG Indemnitees.

     (mm) "WCL" means Williams Communications, LLC, a wholly-owned subsidiary of WCG.

     (nn) "WHBC" means Williams Headquarters Building Company, a wholly-owned subsidiary of TWC.

     (oo)   "WilTel Assignment" shall have the meaning set forth in Section
            (l)(d)(iv) of this Agreement.

     (pp) "WTC" means Williams Technology Center, LLC, an indirect wholly-owned subsidiary of WCG.

                    List of Exhibits to Settlement Agreement




Exhibit 1 -- First Amended Joint Chapter 11 Plan

Exhibit 2-- Leucadia Investment Agreement

Exhibit 3-- Leucadia Claims Purchase Agreement

Exhibit 4-- Building Purchase Agreement

Exhibit 5-- List of TWC Continuing Contracts

Exhibit 6-- Agreement for the Resolutions of Continuing Contract Disputes

Exhibit 7-- Tax Cooperation Agreement

Exhibit 8-- License Amendment

Exhibit 9 -- WilTel Assignment

Exhibit 10-- Guaranty Indemnification Agreement